Mail Stop 4561

      October 28, 2005

George L. Harwood
Senior Vice President, Finance and IT,
Chief Financial Officer and Secretary
Printronix, Inc.
14600 Myford Road
P.O. Box 19559
Irvine, CA 92623


	Re:	Printronix, Inc.
   Form 10-K for the Fiscal Year Ended
   March 25, 2005
		Filed July 7, 2005
		File No. 000-09321

Dear Mr. Harwood:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief